
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders

                                                                    Ending
Class            Interest             Principal    Losses           Balance
A1                617060.39       5684300.14                0        81388699.86
A2                614778.76       4828558.69                0        82077441.31
FSA                57193.05                0                0                  0
ISSUER                    0                0                0                  0
OC                        0                0                0         8546572.15
OWN_TRST                  0                0                0                  0

